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                                     EXHIBIT 3.3

                                     EXCERPT FROM
                                RESOLUTIONS ADOPTED BY
                                THE BOARD OF DIRECTORS
                                  OF NET.B@NK, INC.
                                 AS OF APRIL 22, 1997



AMENDMENT TO BYLAWS

    WHEREAS, Article XIII permits the Board of Directors to amend provisions of the Bylaws of the Company unless the shareholders have adopted, amended or repealed a particular provision and have expressly reserved to the shareholders the amendment or repeal therefor;

    WHEREAS, the Board of Directors of the Company desires to amend the Bylaws to change the name of the Company, to allow the Board to fix the number of directors and to eliminate, upon completion of the Company's initial public offering, requirements regarding reports to be sent to the shareholders;


    WHEREAS, the best interest of the Company will be served by adopting the amendments to the Bylaws listed below;

    RESOLVED, that the following amendments to the Bylaws are approved and are hereby adopted:

    (a) The name of the Company shall be changed from Internet Organizing Group, Inc. to Net.B@nk, Inc. throughout the Bylaws.

    (b) The first sentence of Article IV, Section 2 shall be deleted in its entirety and amended to be as follows:

         "The Board shall consist of one or more individuals, with the precise number to be fixed by the Board of Directors from time to time."

    (c)  Article IX shall be amended to include the following provision:

         "(c) The foregoing requirements of Article IX will cease to apply to the Corporation at such time as the Corporation becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended."

    RESOLVED, that all other provisions of the Bylaws shall remain in full force and effect; and

    RESOLVED, that the Secretary or Assistant Secretary of the Company is authorized and directed to place the amendments to Bylaws with the corporate records of the Company.